Exhibit 10.5
August 18, 2006
HealthMarkets, LLC
c/o HealthMarkets, Inc.
9151 Grapevine Highway
North Richland Hills, Texas 76180
Attn: William J. Gedwed
         President and Chief Executive Officer
Dear Mr. Gedwed:
Reference is made to the Placement Agreement, dated as of August 9, 2006 (the “Placement Agreement”), between and among Grapevine Finance LLC (the “Issuer”), HealthMarkets LLC (“HealthMarkets”) and The Blackstone Group L.P. (“Blackstone”), pursuant to which Blackstone agreed to act as Placement Agent in connection with the offering and sale by the Issuer of the Issuer’s 6.7120% Notes due July 15, 2021 in the aggregate principal amount of $72,350,000 (the “Notes”). This letter confirms the understanding and agreement (“Agreement”) between Blackstone and HealthMarkets, Inc. (the “Company”) regarding the compensation to be paid to Blackstone by HealthMarkets in connection with the transactions contemplated by the Placement Agreement.
Upon the later of (a) consummation of the sale of the Notes or (b) approval of this Agreement and the transactions contemplated hereby by a majority of directors of the Company not affiliated with Blackstone, the Company agrees to pay Blackstone a placement fee in the amount of 2.1% of the aggregate principal amount of the Notes.
In addition to any fees that may be payable to Blackstone under this Agreement, the Company agrees to reimburse Blackstone, upon request made from time to time, for Blackstone’s reasonable out-of-pocket expenses incurred in connection with the services rendered by Blackstone under the Placement Agreement (including, without limitation, travel and lodging, data, word processing, graphics and communication charges, research costs, courier services and fees, expenses and disbursements of any legal counsel retained by Blackstone).
Except as required by applicable law, any advice to be provided by Blackstone under the terms of the Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of Blackstone. In addition, Blackstone may not be otherwise publicly referred to without its prior written consent. All services, advice, information and reports provided by Blackstone to the Company in connection with the services to be provided under the terms of the Placement Agreement shall be for the sole benefit of the Company and the Issuer and shall not be relied upon by any other person.

In the event that Blackstone is requested or authorized by you or required by government regulation, subpoena or other legal process to produce documents, or to make its current or former personnel available as witnesses at deposition or trial, arising as a result of or in connection with Blackstone’s engagement for the Company, the Company will, so long as Blackstone is not a party to the proceeding in which the information is sought, pay Blackstone the reasonable fees and expenses of its counsel incurred in responding to such a request. Nothing in this paragraph shall affect in any way the Company’s obligations pursuant to the separate indemnification agreement attached hereto.
The Company acknowledges and agrees that Blackstone has been retained to act solely as placement agent. In such capacity, Blackstone shall act as an independent contractor, and any duties of Blackstone arising out of its engagement pursuant to the Placement Agreement and this Agreement shall be owed solely to the Company. Because Blackstone will be acting on the Company’s behalf in this capacity, it is customary for us to receive indemnification, and a copy of an Indemnification Agreement, dated as of July 20, 2006, between Blackstone and the Company is attached to this Agreement as Annex A.
The Company does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, nor is it a prohibited party according to other U.S. government regulatory or enforcement agencies.
The Company acknowledges that Blackstone may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Blackstone has acted as placement agent in connection with the offering and sale of the Notes.
Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of Blackstone Group Holdings L.L.C. and its affiliates in their businesses distinct from the corporate advisory business of The Blackstone Group L.P., provided that the confidential information obtained by Blackstone pursuant to this Agreement is not made available to representatives of Blackstone Group Holdings L.L.C. and its affiliates who are not involved in the corporate advisory business of The Blackstone Group L.P.
Blackstone acknowledges and agrees that the terms of this Agreement (including the form of indemnification agreement attached hereto as Annex A) and the transactions contemplated hereby constitute a transaction between the Company and a “related party,” and, as such, is subject to the prior approval and consent of a majority of the directors of the Company who are not affiliated with Blackstone.
This Agreement (including the attached indemnification agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect or impair such provision or the remaining provisions of this Agreement in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.

The Company hereby agrees that any action or proceeding based hereon or arising out of Blackstone’s engagement under the Placement Agreement shall be brought and maintained by the Company exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York. The Company irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York and appellate courts from any thereof for the purpose of any action or proceeding based hereon or arising out of Blackstone’s engagement hereunder and irrevocably agrees to be bound by any judgment rendered thereby in connection with such action or proceedings. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter may have to the laying of venue of any such action or proceeding brought in any such court referred to above and any claim that such action or proceeding has been brought in an inconvenient forum and agrees not to plead or claim the same.
The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Blackstone and any person entitled to be indemnified under the indemnification agreement attached hereto as Annex A.
Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement, engagement or any transaction or conduct in connection herewith, is waived.
Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Blackstone the duplicate copy of this Agreement and the indemnification agreement attached hereto as Annex A.

Very truly yours,

THE BLACKSTONE GROUP L.P.

By:	/s/ Martin Alderson-Smith

Martin Alderson-Smith
Senior Managing Director
Accepted and Agreed
to as of the date first
written above:
HealthMarkets, Inc.

By:	/s/ William J. Gedwed

William J. Gedwed
President and Chief Executive Officer

Annex A
July 20, 2006
The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Ladies and Gentlemen:
This letter will confirm our understanding with respect to certain matters in connection with your agreement to provide advice and assistance to HealthMarkets, Inc. and its affiliates (“we” or the “Company”) in connection with the structuring and facilitation of a private placement of debt securities to be issued by The MEGA Life and Health Insurance Company or a special purpose entity to-be-formed by the Company (the “Private Placement Transaction”). This letter shall be effective as of April 5, 2006, for all purposes, notwithstanding the subsequent execution of the Engagement Letter on August 18, 2006.
In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an “Indemnified Party”) from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the Private Placement Transaction and will reimburse each Indemnified Party for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Private Placement Transaction or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Private Placement Transaction except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Blackstone.
If the indemnification provided for in the preceding paragraph is for any reason (other than the gross negligence or willful misconduct of Blackstone as provided above) unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Private Placement Transaction but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you in connection with the Private Placement Transaction. For the purposes of this agreement, the relative benefits to us and to you shall be deemed to be in the same proportion as (a) the total amount received by us in connection with the Private Placement Transaction bears to (b) the fees paid or to be paid to Blackstone by us in connection with the Private Placement Transaction (excluding any amounts paid as reimbursement of expenses).
Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not we or any Indemnified Party are an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent (i) shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of Blackstone or each other Indemnified Party, and (iii) shall not impose any continuing obligations or restrictions on Blackstone or each other Indemnified Party.
Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.
In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.
The foregoing reimbursement, indemnity and contribution obligations of ours under this agreement shall be in addition to any rights that an Indemnified Party may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of ours and such Indemnified Party.

This agreement shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed in that state.
Kindly acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this letter.

Very truly yours,

HealthMarkets, Inc.

By:	/s/ Glenn W. Reed

Glenn W. Reed
Executive Vice President
Accepted and Agreed to as of the date first written above:
THE BLACKSTONE GROUP L.P.

By:	/s/ Martin Alderson-Smith

Martin Alderson-Smith
Senior Managing Director